Exhibit 99

FOR IMMEDIATE RELEASE

GREGG STEINHAFEL NAMED TARGET CHAIRMAN OF THE BOARD

MINNEAPOLIS, January 15, 2009 – Target Corporation (NYSE:TGT) announced today that its board of directors has appointed Gregg Steinhafel, president and chief executive officer, to the additional role of chairman of the board, effective February 1, 2009. Steinhafel succeeds Bob Ulrich, who will retire from the Board, as previously announced, at the end of the 2008 fiscal year, completing a distinguished 41-year career with the company. The board also announced that Mr. Ulrich will be designated chairman emeritus in recognition of his many significant contributions.

“During Bob’s tenure, Target has achieved outstanding financial results and become one of the most recognized and valuable brands in the world,” said Jim Johnson, vice chairman of the Executive Committee of Target’s board of directors. “As we look to the future, we are completely confident in Gregg’s leadership and his ability to build on Bob Ulrich’s legacy by continuing to deliver a superior guest experience, enhancing Target’s team culture, reinforcing the company’s strong commitment to its communities and positioning Target to generate profitable growth for many years to come.”

Mr. Steinhafel, age 53, joined Target in 1979 and served in a variety of merchandising positions until being named executive vice president, merchandising in 1994. He was promoted to president of Target in 1999 and became a member of the board of directors in 2007. Mr. Steinhafel succeeded Mr. Ulrich as chief executive officer of Target Corporation in May 2008. Mr. Steinhafel is a graduate of Carroll College and Northwestern University’s Kellogg School of Management. He is a member of the board of The Toro Co., the Retail Industry Leaders Association (RILA) and Tree House, a Minnesota-based non-profit organization.

Mr. Ulrich began his career as a merchandising trainee in 1967 at Dayton’s, a former division of Target Corporation. He subsequently held a variety of positions in stores and merchandising. He was named president of Target Stores in 1984 and became chairman and chief executive officer of the division in 1987. In 1994, Mr. Ulrich was named chairman and chief executive officer of the corporation.

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,683 Target stores in 48 states.

Contacts:	John Hulbert (investor)	Eric Hausman (media)
	612-761-6627	612-761-2054